UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011

LONE PINE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Baytree Capital Associates, LLC 40 Wall St., New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 509-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 20, 2011, the Board of Directors of Lone Pine Holdings, Inc. accepted the voluntary resignation of William S. Rosenstadt as director and officer of the company. Concurrently with Mr. Rosenstadt’s resignation, the Board of Directors appointed Gianluca Cicogna as its sole director and president, chief executive officer, chief financial officer, treasurer and secretary of the company effective as of December 20, 2011.

Mr. Cicogna, age 48, has been a member of Baytree Capital Associates, LLC, our controlling shareholder, since 2008 and has over 25 years of experience investing in private and public companies and doing cross-border transactions. Prior to joining Baytree Capital, Mr. Cicogna worked at the Zanett Group in New York, where he was involved in advising and investing in early stage private and public companies. Mr. Cicogna has invested in a broad range of businesses and has extensive hands-on experience advising, building and managing companies. From February 2008 to October 2008, Mr. Cicogna served as director for Morlex, Inc. He graduated with honors in economics from Buckingham University.

We do not have an employment agreement with Mr. Cicogna, nor do we anticipate compensating Mr. Cicogna for serving as our officer and director. There are no arrangements or understandings between Mr. Cicogna and any other persons pursuant to which Mr. Cicogna was selected as director, nor are there any transactions between us and Mr. Cicogna in which he has a direct or indirect material interest required to be reported pursuant to the rules and regulations of the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE PINE HOLDINGS, INC.
(Registrant)
Date:	December 23, 2011	By:	/s/ Gianluca Cicogna
		Name:	Gianluca Cicogna
		Title:	President